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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                         GROEN BROTHERS AVIATION, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  398743 10 4
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                                 (CUSIP Number)

                               DECEMBER 31, 2005
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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CUSIP NO. 398743 10 4
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        S.S. or I.R.S. Identification No. of above persons (entities only).

        Lyle P. Campbell
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]

        (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       7,933,335
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     7,933,335
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        7,933,335
--------------------------------------------------------------------------------
 10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

        [ ]
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        5.44%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

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ITEM 1.

         (a)      Groen Brothers Aviation, Inc.
         (b)      2640 W. California Avenue
                  Suite A
                  Salt Lake City, Utah  84101


ITEM 2.

         (a)      Lyle P. Campbell
         (b)      Lyle P. Campbell
                  15100 N. 78th Way
                  Scottsdale, AZ  85260
         (c)      Lyle P. Campbell - United States
         (d)      Common Stock, no par value
         (e)      CUSIP Number:  398743 10 4


ITEM 3.  Not applicable.


ITEM 4.  OWNERSHIP.

                  (a)  Amount Beneficially Owned:  7,933,355.

                  (b)  Percent of Class:  5.44%.

                  (c)  Number of shares as to which the person has:

                         (i)   sole power to vote or to direct the vote:
                               7,933,355.

                         (ii)  shared power to vote or to direct the vote:
                               0.

                         (iii) sole power to dispose or to direct the
                               disposition of:  7,933,355.

                         (iv)  shared power to dispose or direct the
                               disposition of:    0.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP.

Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.


ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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         SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              By:  /s/ Lyle P. Campbell
                                                   Lyle P. Campbell

                                              Dated:  March 21, 2006





                                INDEX TO EXHIBITS


None.




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